EXHIBIT 10.36
                      TERMINATION AGREEMENT


      This termination agreement (hereinafter referred to as the "Termination Agreement") is entered into as of this 6TH day of March, 1996, by and between ELECTROSOURCE, INC., a Delaware corporation, having a principal place of business in
Austin, Texas (hereinafter referred to as "Electrosource"), and MITSUI ENGINEERING & SHIPBUILDING CO., LTD., a Japanese corporation, having a principal place of business in Tokyo, Japan (hereinafter referred to as "Mitsui"). Electrosource and Mitsui may hereinafter be collectively referred to as the "Parties" and from time to time may be individually referred to as the "Party."

                            RECITALS

     WHEREAS, Electrosource and Mitsui, on or about July 7, 1994, entered into that certain Distributorship Agreement, as amended August 25, 1994 and March 23, 1995 (hereinafter referred to as the "Distributorship Agreement"), and Electrosource and Mitsui, on or about October 26, 1994, entered into that certain Note Purchase Agreement (hereinafter referred to as the "Note Purchase Agreement"), and Electrosource issued to Mitsui its Three Million Eight Hundred thousand (US $3,800,000) 5% Convertible Promissory Note (the "Note"), and

      WHEREAS, Mitsui gave notice to Electrosource on December 5,
1995 of termination of the Distributorship Agreement pursuant  to
Article 22.2 thereof, effective January 4, 1996, and

      WHEREAS, Electrosource and Mitsui wish to agree upon the details of such termination, settle all outstanding financial matters under the Distributorship Agreement and further wish to make certain modifications to the Note Purchase Agreement,

      NOW, THEREFORE, in consideration of the premises and the covenants and conditions contained herein the Parties agree as follows:
                                I
                           TERMINATION

       1.1 Mitsui terminated the Distributorship Agreement, pursuant to Article 22.2 thereof, effective January 4, 1996.

                               II
                         PAYMENT OF FEES
2.1 Mitsui shall make the payments required under Section 2.1(b) and (c) of the Distributorship Agreement in the amounts of Two Hundred Thousand US Dollars (US $200,000.00) and Eight Hundred Thousand US Dollars (US $800,000.00), respectively, which totals One Million US Dollars (US $1,000,000.00) to Electrosource. The payment shall be made by applying One Million US Dollars (US $1,000,000.00) of the principal amount of the Note against such license fee as provided for in Section 5D of the Note Purchase Agreement.

      2.2 The resulting balance of the principal amount of the Note shall then be Two Million Eight Hundred Thousand US Dollars (US $2,800,000.00), and Electrosource shall immediately issue a replacement note (the "Replacement Note") in that amount to
Mitsui. Mitsui shall in exchange surrender the Note to Electrosource. The Replacement Note in the principal amount of Two Million Eight Hundred Thousand US Dollars (US $2,800,000.00) shall otherwise be on the same terms and conditions as the Note. The terms "Note" and "Notes" in the Note Purchase Agreement shall include the "Replacement Note" and such terms shall have the same meaning herein as in the Note Purchase Agreement.

      2.3 In addition, on the date of issue of the Replacement Note, Electrosource will pay interest on the Note and on the outstanding interest Note issued in October 1995 accrued to the date of issue of the Replacement Note by issuing an additional Note pursuant to Section 1A of the Note having terms identical to the Note in a principal amount equal to the amount of interest accrued and unpaid on the Note and on the outstanding interest
Note issued in October 1995 as of the date of issue of the Replacement Note.

      2.4 Electrosource shall remit to Mitsui One Hundred Thousand US Dollars (US $100,000.00) for Japanese withholding tax to be paid by Mitsui on the One Million US Dollars (US
$1,000,000.00) license fee payment referred to in Section 2.1 hereof. This remittance will be made by wiring funds to Mitsui's bank account on or before the date of the payment in Section 2.1 hereof.
                               III
                      OUTSTANDING INVOICES
      3.1 Mitsui has provided reasonable documentation for all batteries invoiced that it asserts have failed under proper use or were not received in good condition, the disposal or reclamation records, and the letter regarding the prototype batteries set forth in Don Orr Memorandum, attached as Exhibit A hereto for Electrosource's review. As a result, the Parties have agreed upon the amount of payment for outstanding invoices submitted by Electrosource to Mitsui, and for which payment has not yet been received by Electrosource, to be US $19,203.36 and US $62,160 for prototypes ordered and canceled. Mitsui shall make such payments in the total amount of US $81,363.36 within ten (10) business days after Mitsui's receipt of invoice from Electrosource or ten (10) business days after Mitsui's receipt of US $100,000 set forth in Section 2.4, whichever is the later by wiring funds to Electrosource's bank account. Electrosource shall credit or return to Mitsui amounts paid for prototypes ordered but not delivered to the extent Electrosource covers the cost of same by sales to others, less reasonable additional costs incurred as a direct result of such resale. Electrosource shall report to Mitsui on a monthly basis on the record of sales of such prototypes.
                               IV
                     REGISTRATION OF SHARES
     4.1 Upon Mitsui's written request which must be made, if at all, and received by Electrosource within 10 days of the date hereof, Electrosource will use its best reasonable efforts to file a registration statement on Form S-3 or amend its existing registration statement on Form S-3 within thirty (30) days after receipt of such request for registration for the purpose of selling the shares of Common Stock (as defined in the Note Purchase Agreement) issued or issuable upon conversion of the Notes. Electrosource shall use its best reasonable efforts to make effective and keep effective for a period of nine months such registration statement. Electrosource believes it is currently eligible to use Form S-3 and it has a currently effective S-3 registration. If Electrosource is not able after reasonable effort and the cooperation of Mitsui to have a registration on Form S-3 (as amended or otherwise) declared effective, Mitsui may rescind its notice of conversion. This immediate registration right will apply only if Mitsui in the aforesaid notice converts, or commits to convert upon the effectiveness of the registration statement, the Notes in full into shares of Common Stock at the rate provided for therein which is Three and 80/100 US Dollars (US $3.80) per share.

       4.2 The plan of distribution by Mitsui under such registration statement, when effective, may include and underwritten offering, sales from time to time on NASDAQ and any other permitted manner of sale. Mitsui agrees that it shall not pursuant to such immediate registration statement sell on NASDAQ in excess of twenty thousand (20,000) shares in any one day, except in block transactions or as may be otherwise mutually agreed. This immediate registration right is in addition to the existing registration rights set forth in Section 7A(i) and
(ii) of the Note Purchase Agreement. Upon Mitsui's request, Electrosource will assist Mitsui in attempting to find a buyer or buyers to purchase the shares of Common Stock issued or issuable upon conversion of the Notes.

                                V
                     OPTION TO PURCHASE NOTE
      5.1 Until October 1, 1996, Mitsui grants to Electrosource the option to re-purchase the Notes for a price equal to the number of shares issuable upon conversion of the Notes times the greater of (x) $1.50 per share or (y) the market price per share. "Market price" means the average closing price per share reported by NASDAQ for the last five (5) trading days prior to notice of exercise of this option. The $1.50 per share amount is subject to review and change after mutual discussion. This option can be exercised by Electrosource by written notice and together with tender of the cash purchase price. Such option cannot be exercised if Mitsui has already agreed to sell the Notes or Common Stock issuable on conversion thereof in a signed binding agreement or has engaged an underwriter or placement agent for an underwriting or placement of such Common Stock. Mitsui cannot convert the Notes to shares of Common Stock after receiving valid notice by Electrosource of exercise of its option together with tender of the purchase price. If Mitsui requests by written notice to Electrosource to exercise this option, Electrosource will duly consider such request, given its financial condition at the time.
                               VI
                       FUTURE LICENSE FEES
      6.1 For a period of two (2) years from the date hereof, if Mitsui wishes to re-purchase an exclusive or non-exclusive distribution or manufacturing license for Electrosource Products for Japan, and subject to agreement on all other terms, if Electrosource has not previously committed such territory to another party on an exclusive basis, then Mitsui and Electrosource will re-enter into such licensing relationship, subject to any other pre-existing rights in other parties and Electrosource will credit against any license fees that may then be agreed upon the Two Million US Dollars (US $2,000,000.00) that Mitsui has paid for distribution rights under the Distributorship Agreement.
                               VII
                     CONTINUING COOPERATION
      7.1 It is the Parties' intention to dialogue, exchange information and discuss marketing and other matters from time to time to promote commercialization and improvement of Electrosource products. The Parties will not speak negatively of each other or their relationship. Electrosource and Mitsui may well entertain future relationships as the business develops.

                              VIII
                             RELEASE
      8.1 Each of the Parties herein hereby fully releases and discharges the other from any and all other claims, damages or amounts owing, except as is specifically set forth herein, and except as set forth in the termination provisions of Article 23 of the Distributorship Agreement.

                               IX
               SURVIVAL OF NOTE PURCHASE AGREEMENT
      9.1 Except as expressly provided herein, all the terms and conditions of the Note Purchase Agreement shall be unaffected and remain in full force and effect.

                                X
                         BINDING EFFECT
      10.1 This Agreement shall be binding upon and inure to the benefit of the Parties hereto.

                               XI
                  GOVERNING LAW AND ARBITRATION
      11.1 This Termination Agreement shall be subject to the governing law provisions and arbitration provisions in the Distributorship Agreement.

       IN   WITNESS  WHEREOF,  the  Parties  have  executed  this
Termination Agreement on the date first above written.

ELECTROSOURCE, INC.                     MITSUI ENGINEERING &
                                        SHIPBUILDING CO., LTD.

By:       /s/                           By:        /s/
  Michael G. Semmens                    Hitoshi Narita
  President and Chairman of the Board   Managing Director